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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of
PanAmSat Corporation
Wilton, CT

        We consent to the use in this Registration Statement of PanAmSat Corporation on Form S-4 of our report dated March 5, 2004 (July 16, 2004 as to Note 13, October 8, 2004, as to Notes 2, 5 and 10 with respect to the Company's stock split and November 19, 2004 as to Notes 14 and 16) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.

        Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of PanAmSat Corporation. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP
Stamford, CT
November 19, 2004

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE